Exhibit 16.1

October 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), under Item 304(a)(1) of Regulation S-K of its Form S-1/A dated October 4, 2021. We agree with the statements concerning our Firm under 304(a)(1) of Regulation S-K. We are not in a position to agree or disagree with other statements of Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP